Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into effective November 22, 2016 (the “Effective Date”), by and between Adeptus Health Inc., a Delaware corporation (“Company”) and Frank R. Williams,  Jr. (“Employee”).

The Company and Employee have entered into that certain Employment Agreement dated as of July 26, 2016 (the “Employment Agreement”); and

The Company and Employee desire to amend the Employment Agreement as provided in this Amendment.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.                                      Amendment to Section 2.1.  Section 2.1 of the Employment Agreement is hereby amended to replace “$475,000” with “$525,000.”

2.                                      Amendment to Section 2.3.  The heading of Section 2.3 of the Employment Agreement is hereby amended to replace “Equity-Based Compensation — Initial Grant” with “Equity-Based Compensation.”  In addition, Section 2.3 of the Employment Agreement shall be renumbered to include a subsection “(a)” and a subsection “(b),” and the current language of Section 2.3 shall be added to subsection (a).  Finally, Section 2.3 of the Employment Agreement is hereby amended to add the following provision to subsection 2.3(b):

(b)                                 Employee has been granted 117,924 shares of the Restricted Stock of the Company pursuant to the Plan and the Restricted Stock Agreement and related Restricted Stock Grant Notice (the “Additional Restricted Shares”).  The Additional Restricted Shares will vest in accordance with the vesting schedule set forth in the Restricted Stock Grant Notice.  Employee agrees to execute the Restricted Stock Agreement and the related Restricted Stock Grant Notice to finalize the parties’ agreement as to the Additional Restricted Shares.

3.                                      Amendment to Section 3.3(b).  Section 3.3 of the Employment Agreement is hereby amended to add the following sentence at the end of Section 3.3(b):

“Notwithstanding the foregoing, in the event that the Employment Period is terminated by the Company without Cause within twelve (12) months following the date on which Thomas Hall’s successor as Chief Executive Officer commences employment with the Company (which is not intended to refer to any person expressly designated by the Company as the interim Chief Executive Officer), then the Severance Period shall equal twenty-four (24) months and Employee shall receive accelerated vesting on the portion of the Additional Restricted Shares that would have vested on the First Vesting Date (as defined in the related Restricted Stock Grant Notice) if Employee’s employment terminates prior to such date.”

4.                                      No Other Amendments.  Except as herein modified or amended, no other term or provision of the Employment Agreement is amended or modified in any respect.  The Employment Agreement and this Amendment set forth the entire understanding between the Parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements.  This Amendment cannot be modified or amended except in writing signed by the Employee and an authorized officer of the Company.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Employment Agreement on the day and year first written above.

ADEPTUS HEALTH INC.

By:	/s/ Gregory W. Scott
Name: Gregory W. Scott
Title: Chairman and Interim Chief Executive Officer

EMPLOYEE

/s/ Frank R. Williams, Jr.
Frank R. Williams, Jr.